EXHIBIT 4.1

Interactive Data
14 West Street
New York, NY  10005

September 17, 1998

Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

Re:  Van Kampen Insured Income Trust, Series 72
     (A Unit Investment Trust) Registered Under the Securities Act of 1933 FILE NO. 333-63387

Gentlemen:

         We have examined the Registration Statement for the above captioned Fund. We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President